SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 4, 2005

Main Street Banks, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-25128	58-2104977
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3500 Lenox Road, Atlanta, Georgia 30326

(Address of Principal Executive Offices, including Zip Code)

(770) 786-3441

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Main Street Banks, Inc. (the “Company”) has entered into employment agreements with Gary S. Austin, its Executive Vice President – Risk Management, and Richard A. Blair, its Executive Vice President – Administration and Operations. Information regarding these two contracts follows.

Gary S. Austin

The employment contract with Mr. Austin was entered into on October 7, 2005 to be effective September 15, 2005. Under the employment agreement, Mr. Austin shall be the Executive Vice President – Risk Management of the Company and its banking subsidiary Main Street Bank. His term of employment is for an initial period of two years with automatic one-year extensions beginning on September 15, 2007, and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Austin’s annual base salary is $152,000 subject to annual increases of three percent (3%) and such other increases as may be approved by the board of directors. If Mr. Austin is terminated at any time during the term by the Company for any reason other than for cause or if Mr. Austin voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. Austin an amount equal to two times the sum of his annual base salary and target bonus for the year of termination. For a period of two years the Company will also continue to provide benefits to Mr. Austin and his family at least equal to those provided if his employment had not been terminated. If Mr. Austin is re-employed during such two-(2)-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Austin to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period preceding his termination.

Richard A. Blair

The employment contract with Mr. Blair was entered into on October 4, 2005 to be effective September 15, 2005. Under the employment agreement, Mr. Blair shall be the Executive Vice President – Administration and Operations of the Company and its banking subsidiary Main Street Bank. His term of employment is for an initial period of two years with automatic one-year extensions beginning on September 15, 2007, and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Austin’s annual base salary is $150,000 subject to annual increases of three percent (3%) and such other increases as may be approved by the board of directors. If Mr. Blair is terminated at any time during the term by the Company for any reason other than for cause or if Mr. Blair voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. Blair an amount equal to two times the sum of his annual base salary and target bonus for the year of termination. For a period of two years the Company will also continue to provide benefits to Mr. Blair and his family at least equal to those provided if his employment had not been terminated. If Mr. Blair is re-employed during such two-(2)-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Blair to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period preceding his termination.

Item 8.01. Other Events.

On October 6, 2005, the Company issued a press release announcing its third quarter earnings conference call. A copy of the press release is attached hereto as exhibit 99.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99      Press Release of Registrant dated October 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 7, 2005	MAIN STREET BANKS, INC.

	By:	/s/ Samuel B. Hay III
Samuel B. Hay III
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Document
99	Press Release of Registrant dated October 6, 2005.